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                                                                    EXHIBIT 4.10

                                 PROMISSORY NOTE
                                Due May 31, 1997

                 FOR VALUE RECEIVED, the undersigned AMERICAN SHARED-CURACARE and CURACARE, INC. (collectively and individually "Maker") jointly and severally hereby promise to pay to DVI BUSINESS CREDIT CORPORATION or its assignee (the "Holder), or order, the principal sum of Four Million and No/100 Dollars ($4,000,000) or such amount thereof as may be from time to time advanced hereunder, pursuant to the terms of that certain Loan and Security Agreement dated as of the date hereof between Holder as Lender, Maker as Borrower, American Shared Hospital Services as Guarantor and Ernest A. Bates, M.D. as Individual Guarantor (the "Agreement"), with interest on the unpaid principal balance from time to time outstanding until paid at the fluctuating rate of interest announced publicly by Bank of America, NT&SA in San Francisco, California, from time to time as its base rate plus Five percent (5.0%) per annum, computed on the basis of a 360-day year and actual days elapsed, until paid. Interest shall be payable at the end of each month this Note is outstanding in accordance with the terms of the Agreement, with all unpaid principal and interest due and payable in full on May 31, 1997.

                 If any part of the interest due on this Note is not paid when due, it shall be added to the principal amount of this Note and thereafter bear interest at the rate provided above. If the specified interest rate shall at any time exceed the maximum allowed by law, then the applicable interest rate shall be reduced to the maximum allowed by law.

                 1. This Note shall be subject to prepayment or redemption in whole or in part at any time without penalty or premium. Notwithstanding the foregoing, the Agreement may not be terminated, and will not be terminated by any prepayment, without payment of the termination fee required pursuant to
Section 2.7 of the Agreement.

                 2. Principal and interest shall be payable to Holder at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, or such other place as the Holder may, from time to time in writing, appoint.

                 3. This Note is made pursuant to, and secured by the Agreement. This Note is also secured by any Security Documents referred to in the Agreement. The Agreement and the Security Documents create a lien on and security interest in, the personal property described therein
("Collateral"). The Agreement and the Security Documents shall hereinafter be collectively referred to as the "Loan and Security
Documents" and are hereby incorporated by reference in and made a part of this Note.

                 4. The occurrence of any Event of Default under the Agreement shall, at the election of the Holder, make the entire unpaid balance of the principal amount of this Note and accrued interest immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.


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                 5. Failure of the Holder to exercise the acceleration option of paragraph 4 of this Note on the occurrence of any of the events enumerated therein shall not constitute waiver of the right to exercise such option on the subsequent occurrence of any of the events enumerated therein.

                 6. Principal and interest shall be payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Maker waives presentment, demand for payment, notice of nonpayment, protest and notice of protest, and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. Maker consents to any and all assignments of this Note, extensions of time, renewals and waivers that may be made or granted by the Holder. Maker expressly agrees that such assignments, extensions of time, renewals or waivers shall not affect Maker's liability. Maker agrees that Holder may, without notice to Maker and without affecting the liability of Maker, accept additional or substitute security for this Note, release any security or any party liable for this Note or extend or renew this Note.

                 7. If Maker shall fail to make any payment of interest or principal, including the payment due upon maturity, when the same is due and payable and such failure shall continue for five (5) business days after nonpayment, a late charge by way of damages shall be immediately due and payable. Maker recognizes that default by Maker in making the payments herein agreed to be paid when due will result in the Holder incurring additional expenses, in loss to the Holder of the use of the money due and in frustration to the Holder in meeting its other commitments. Maker agrees that, if for any reason Maker fails to pay any amount due under this Note when due, the Holder shall be entitled to damages for the detriment caused thereby, but that it is extremely difficult and impractical to ascertain the extent of such damages. Maker therefore agrees that a sum equal to ten cents ($.10) for each one dollar ($1.00) of each payment which is not received within five (5) business days after the date it is due and payable is a reasonable estimate of the said damages to the Holder, which sum Maker agrees to pay on demand.

                 8. If action be instituted on this Note (including without limitation, any proceedings for collection hereof in any bankruptcy or probate matter or case), or if proceedings are commenced on or under any of the Loan and Security Documents, Maker promises to pay the Holder all costs of collection and enforcement including, without limitation, reasonable attorneys' fees.

                 9. Any and all notices or other communications or payments required or permitted to be given hereunder shall be effective when received or refused if given or rendered in writing, in the manner provided in the Agreement.

                 10. This Note shall inure to the benefit of the Holder's successors and assigns. References to the "Holder" shall be deemed to refer to the holder(s) of this Note at the time such reference becomes relevant.


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                 11. If any term, provision, covenant, or condition of this Note is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Note shall remain in full force and effect to the greatest extent permitted by law and shall in no other way be affected, impaired or invalidated.

                 12. Nothing contained herein or in the Loan and Security Documents shall be deemed to prevent recourse to and the enforcement against Maker and the Collateral of all liabilities, obligations and undertakings contained herein and in the Loan and Security Documents.

                 13. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA AND MAKER AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS IN THE STATE OF CALIFORNIA.

Dated:  May 17, 1995

                                         MAKER:
                                         CURACARE, INC., a Delaware corporation

                                         By:
                                            _____________________________
                                              Ernest A. Bates, M.D.
                                              President

                                         AMERICAN SHARED-CURACARE, a California
                                         general partnership

                                         By:  American Shared Hospital Services,
                                              general partner

                                              By:
                                                 _____________________________
                                                 Ernest A. Bates, M.D.
                                                 President

                                         By:  MMRI, Inc., general partner

                                              By:
                                                 _____________________________
                                                 Ernest A. Bates, M.D.
                                                 President


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